The Investment Company of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

June 30, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$398,298
Class B	$3,639
Class C	$8,660
Class F1	$16,420
Class F2	$6,366
Total	$433,383
Class 529-A	$12,511
Class 529-B	$441
Class 529-C	$1,663
Class 529-E	$428
Class 529-F1	$315
Class R-1	$416
Class R-2	$3,058
Class R-3	$5,625
Class R-4	$6,168
Class R-5	$7,825
Class R-6	$27,613
Total	$66,063

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2600
Class B	$0.1437
Class C	$0.1424
Class F1	$0.2542
Class F2	$0.2925
Class 529-A	$0.2458
Class 529-B	$0.1249
Class 529-C	$0.1336
Class 529-E	$0.2105
Class 529-F1	$0.2775
Class R-1	$0.1495
Class R-2	$0.1487
Class R-3	$0.2103
Class R-4	$0.2576
Class R-5	$0.2999
Class R-6	$0.3074

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,517,416
Class B	23,064
Class C	58,829
Class F1	63,885
Class F2	21,694
Total	1,684,888
Class 529-A	51,412
Class 529-B	3,312
Class 529-C	12,505
Class 529-E	2,045
Class 529-F1	1,175
Class R-1	2,732
Class R-2	20,187
Class R-3	26,342
Class R-4	23,497
Class R-5	24,967
Class R-6	89,942
Total	258,116

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$29.10
Class B	$29.00
Class C	$28.91
Class F1	$29.06
Class F2	$29.09
Class 529-A	$29.06
Class 529-B	$29.01
Class 529-C	$28.99
Class 529-E	$29.00
Class 529-F1	$29.04
Class R-1	$28.96
Class R-2	$28.98
Class R-3	$29.03
Class R-4	$29.05
Class R-5	$29.09
Class R-6	$29.09